FIRST M & F CORPORATION
P.O. BOX 520
KOSCIUSKO, MISSISSIPPI 39090

Fortifying the Balance Sheet

Dear Shareholder:

By now you may have seen reports of our June 20th announcement of an extraordinary provision for possible loan loss expense into our allowance for loan loss of $5million. This is very unusual for M&F although most U. S. banks have or will take similar actions during this economic cycle. Our losses have thus far in 2008 only trended slightly higher than the .26% and .28% in 2006 and 2007 respectively. However, there are good reasons to take precautionary and extraordinary action now. Past due loans and non-performing assets are up. The real estate market, especially residential construction and development, has rapidly deteriorated over the last twelve months at an accelerated pace. Values have declined virtually across the board, though in varying degrees. Construction projects have been delayed. Lots for sale have accumulated, finished houses have remained unsold. This has put builders, developers, banks and M&F in a challenging position. Absorption rates (inventory reductions) have slowed with declining sales. Having said this, sales are occurring, just at a slower pace and at declining prices. For these reasons we believe the $5 million provision is prudent and timely.

As and when the economy and real estate market stabilize, more normal reserves will be justified. Certainly M&F’s concentrations in certain sectors of the market will be adjusted going forward as new risk management initiatives take hold.

This situation at M&F is only indirectly affected by the sub-prime issue. M&F had virtually no direct or indirect involvement in sub prime. However, as inventories and demand are affected by the repercussions of the subprime industry, the ripple or indirect effects become direct in their influence on the real estate market at large.

The provision will adversely impact M&F earnings for the 2nd quarter and 2008. While this too is unprecedented, it is warranted under the circumstances. The exact and thorough report of the 2nd quarter will be forthcoming on or about July 18th. The capital of FMFC remains strong, the earnings stream of the Company continues intact and the margin is improving slightly as the Company takes advantage of falling rates to lower funding costs. You can expect the Company’s regular quarterly dividend of $.13 per share to be mailed on June 30.

Thank you for your continued interest in First M&F. We are confident that your Company will weather the storms of economic instability and deliver increasing shareholder value in the months to come.

Sincerely,

Hugh S. Potts, Jr.
Chairman and Chief Executive Officer